Exhibit 99.1

Devon Energy Corporation
Three Memorial City Plaza 840 Gessner Road, Suite 1400
Houston, TX 77024

Devon Energy Reports Second-Quarter 2026 Results

HOUSTON, TX – August 4, 2026 – Devon Energy Corporation (NYSE: DVN) today reports second-quarter 2026 results. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL, OPERATIONAL & STRATEGIC HIGHLIGHTS

•	Transformative Merger Complete: Closed the merger with Coterra Energy on May 7, only 94 days after announcement, creating a premier large-cap operator

•	Production Outperformance: Averaged 503,000 barrels of oil production per day in the second quarter, reaching the top-end of guidance

•	Disciplined Capital Management: Invested $1,269 million of capital in the second quarter, 2 percent below midpoint guidance

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Robust Cash Generation: Operations generated $3.7 billion of operating cash flow (GAAP), adjusted operating cash flow of $2.9 billion and $1.7 billion of adjusted free cash flow during the second quarter, excluding the impact of after-tax restructuring costs

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Accelerated Shareholder Returns: Returned $1,063 million during the quarter through a combination of an increased quarterly dividend of $0.32 per share, renewed share repurchases and retirement of maturing debt

•	Core Delaware Expansion: Acquired 16,300 net acres and approximately 400 top-tier locations, with favorable terms (87.5% NRI), in the heart of the Delaware Basin at the New Mexico federal lease sale

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Comprehensive Portfolio Review Underway: Conducting a rigorous, asset-by-asset evaluation focused on multiple factors including capital efficiency, free cash flow contribution and strategic fit, with the sole objective of maximizing shareholder value

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Synergy Capture on Track: On track to deliver at least $1.0 billion of annual pre-tax synergies on a run-rate basis by year-end 2027, with approximately $600 million expected to be captured during 2027

CEO COMMENTARY

“Devon’s first quarter as a combined company demonstrated the full power of this platform, with results that outperformed across every major value driver,” said Clay Gaspar, president and CEO. “We delivered 503,000 barrels of oil per day at the top end of guidance, delivered capital expenditures 2 percent below expectations and generated $1.7 billion of adjusted free cash flow, all while moving at full speed on integration. These results reflect the talent and commitment of our newly combined teams, which have not missed a beat in the field.”

“Since merger close, we have moved with speed and intention,” Gaspar added. “We returned more than $1 billion through our dividend, share repurchases and debt repayment, strengthened an already premier Delaware Basin position with a once-in-a-generation federal lease sale, and advanced synergy capture with more than 350 initiatives underway. Our confidence in delivering at least $1 billion in synergies continues to increase.”

“Looking ahead, our priorities are clear: continuing integration and operational excellence, delivering on our synergy commitments, moving decisively through our portfolio review and returning meaningful capital to shareholders,” Gaspar concluded. “With the scale and quality of this portfolio, a fortress balance sheet, and a peer-leading free cash flow outlook, Devon is an energy powerhouse, built to deliver differentiated returns to our owners through all phases of the commodity cycle.”

FINANCIAL RESULTS

Devon reported net earnings of $1.9 billion, or $2.03 per diluted share, in the second quarter of 2026. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $1.5 billion, or $1.57 per diluted share.

Devon’s operating cash flow totaled $3.7 billion in the second quarter, reflecting the results of combined operations following the May 7 closing of the Coterra merger. The company funded its capital requirements and had $1.7 billion in adjusted free cash flow for the quarter, excluding the impact of $174 million of after-tax restructuring costs during the quarter.

During the quarter, Devon retired $250 million of senior notes, retired $250 million of its term loan, and funded its $2.6 billion New Mexico federal lease acquisition with cash on hand, in addition to funding its dividend and seven weeks of its base share repurchase program.

At the end of the second quarter, Devon had a cash balance of $1.0 billion and an undrawn credit facility of $3.0 billion. Outstanding debt totaled $11.4 billion. In July, Devon retired the remaining $750 million of its term loan. The company has no outstanding maturities until the second quarter of 2027.

RETURN OF CAPITAL

Following the close of the merger with Coterra Energy, Devon’s board of directors approved a 33 percent increase to the quarterly fixed dividend rate to $0.32 per share, consistent with the company’s strategic priority of delivering value to shareholders through a sustainable, annually growing fixed dividend. The second-quarter dividend totaled $366 million and was paid on Jun. 30, 2026. For the third quarter, Devon declared a fixed quarterly cash dividend of $0.32 per share, payable on Sep. 30, 2026, to shareholders of record at the close of business on Sep. 15, 2026.

The company also returned capital to shareholders through its new $8.0 billion share repurchase program, approved by the board in conjunction with the merger close. Upon close, Devon quickly resumed repurchase activity. During the last seven weeks of the second quarter, the company repurchased 4.3 million shares for $197 million, leaving $7.8 billion of remaining capacity on the authorization, which extends through mid-2029.

OPERATING RESULTS

Devon’s operational activity in the second quarter averaged 34 operated drilling rigs and 10 completion crews. This level of activity resulted in 120 net operated wells being placed online, with an average lateral length of 10,800 feet. Capital expenditures totaled $1,269 million, or 2 percent below the guidance midpoint. This positive variance was primarily attributable to timing and effective cost management.

During the quarter, Devon acquired 16,300 net acres in the heart of the Delaware Basin at the New Mexico federal lease sale for $2.6 billion, adding approximately 400 top-tier, 87.5% Net Revenue Interest locations, funded with cash on hand. Devon plans to begin development of the acquired acreage during 2027.

Production averaged 1,359,000 Boe per day in the second quarter, reaching the top-end of guidance. Oil totaled 503,000 barrels per day in the quarter, which was at the top-end of the company’s guidance. This positive result was driven by better-than-expected well performance, primarily in the Delaware Basin.

For the second quarter, Devon’s oil, gas and NGL sales totaled $5.1 billion. The company’s realized price during the period, including commodity hedges, was $88.09 per barrel of oil, $22.70, per barrel of NGL, and $1.05 per Mcf of natural gas. Oil realizations were exceptionally strong, supported by robust crude benchmark pricing during the quarter, while natural gas realizations were depressed by regional Waha pricing driven by infrastructure constraints in the Delaware Basin.

Production costs, including production and property taxes, averaged $11.27 per Boe in the second quarter. The largest component of production costs is lease operating expense, which totaled $5.06 per Boe in the quarter, below midpoint of annual guidance expectations.

Underpinning these results is the rapid progress of the company’s merger integration efforts. With more than 350 individual initiatives identified, Devon is on track to deliver at least $1.0 billion of annual pre-tax run-rate synergies by year-end 2027, with approximately $600 million expected to be captured during 2027. These actions, driven by shared best practices and technology, are strengthening margins and increasing capital efficiency across the combined portfolio.

2026 OUTLOOK

After a strong second-quarter, the company is demonstrating the operational and financial performance which underpin its full-year 2026 guidance, which remains unchanged from June.

In the third quarter of 2026, total production is expected to average between 1,660,000 and 1,690,000 Boe per day and oil production is expected to average between 550,000 and 560,000 barrels per day. Capital spending in the third quarter is expected to be between $1,400 million and $1,500 million.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation, available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on August 5, 2026, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from the impact of ongoing or escalating armed conflicts, wars and geopolitical instability and from changes in trade relations and policies, such as the imposition of new or increased tariffs or other trade protection measures by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties and investments; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters, water disposal and tax matters; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our sustainability initiatives; claims, litigation, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks associated with artificial intelligence and other emerging technologies; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; risks related to the merger with Coterra, including the risk that we may not realize the anticipated synergies or other benefits of the merger or successfully integrate the two legacy businesses; and any of the other risks and uncertainties discussed in Devon’s 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2025 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2025 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.